Exhibit 10.2

PLATFORM SPECIALTY PRODUCTS CORPORATION
EMPLOYEE SAVINGS AND 401(K) PLAN

SIXTH AMENDMENT

WHEREAS, Platform Specialty Products Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), sponsors the Platform Specialty Products Corporation Employee Savings and 401(k) Plan (the “Plan”), which was adopted effective generally as of January 1, 2016; and
WHEREAS, Article XI of the Plan reserves to the Company the right to amend the Plan; and
WHEREAS, the Company amended the Plan most recently by adoption of the Fifth Amendment; and
WHEREAS, the Company has restated the Plan to reflect all amendments thereto and has submitted such restatement (the “2015 Restatement”) to the IRS for a favorable determination that the Plan has at all times since its establishment satisfied the requirements for qualification under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS the Company now desires to further amend Plan to merge the Alent, Inc. 401(k) Savings Plan with and into the Plan effective July 1, 2016 and to make certain additional technical and miscellaneous changes.
NOW, THEREFORE, the Plan is amended effective generally as of January 1, 2016 except as otherwise noted below, as follows:
1.Effective July 1, 2016 Section 2.10 of the Plan is amended by inserting the following immediately after the final sentence of said Section the following: “The Company but shall not be required to append to the Plan an Appendix 2.10 setting forth the affiliated entities not specified in this Section 2.10 who have adopted the Plan with the approval of the Company and to update such Appendix 2.10 from time to time such Appendix 2.10, if any, is incorporated by reference in its entirety.”
2.Section 2.15(a) is amended by (i) deleting the reference therein to Section 2.30 and inserting in lieu thereof “2.27;” and (ii) inserting at the conclusion thereof the following new sentence: “Notwithstanding the foregoing, the term “Compensation” shall not include reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, and welfare benefits to the extent such exclusions are permitted by Treasury Regulation Section 1.414(s)-1(c)(3).”
3.Effective July 1, 2016, the Plan is hereby amended to cause the Alent, Inc. 401(k) Savings Plan (the “Alent Plan”) to be merged with and into the Plan such that the Plan will be the surviving plan and the Alent Plan shall cease to exist as a separate employee benefit plan. In no event shall any individual employed by the Company or any affiliate during the period commencing January 1, 2016 and ending on June 30, 2016 who is a participant during such period in the Alent Plan be eligible to become a Participant in the Plan prior to July 1, 2016.
4.Section 2.21 of the Plan is amended to provide that the term “Employee” shall not include any person employed by Alent, Inc. with respect to any period in which such individual is employed in any of the following classifications: Reclassified Employees (as defined in Section 1.8 of the Alent Plan); International Transfers (as defined Section 1.8 of the Alent Plan); and Interns, as reflected in Alent, Inc.’s payroll records.
5.Section 3.2 is amended by inserting immediately after the final sentence thereof the following: “Notwithstanding the foregoing, in no event shall an Employee who is covered by a collective bargaining agreement between Company or any affiliated employer be subject to the automatic enrollment provisions of this Section, except as otherwise provided in the applicable collective bargaining agreement.”
6.Section 4.2 of the Plan is amended to insert immediately after the final sentence the following: “Notwithstanding the foregoing, for purposes of determining any Employer Non-Elective Contributions with respect to the Plan Year ending December 31, 2016 (i) the term “Compensation” shall include, for the Participants employed by Alent, Inc. (“Alent”) shall include compensation (as defined in the Plan) for periods of employment with Alent between January 1, 2016 and June 30, 2016; and (ii) “Hours of Service rendered for Alent by such individuals between January 1, 2016 and June 30, 2016 shall be credited to the same extent as if rendered for the Company.
7.Effective July 1, 2016, Section 4.5 is amended by inserting immediately after the final sentence to provide that the Matching Contribution to which each Participant who is an employee of Alpha Metals, Inc. (“Alpha Metals”) who is a member of the Glass Molders, Pottery, Plastic & Allied Workers International AFL/CIO Local #130 in Altoona, PA. (“Local 130”) and is subject to a collective bargaining agreement by and between Alpha Metals and Local 130 (the “Altoona CBA”) shall be fifty percent (50%) of such Participant’s elective deferrals under the Plan subject to a limit of one percent (1%) of such Participant’s Compensation.
8.Effective July 1, 2016, Article 4 is amended by inserting at the end of such Article the following new Section: “Negotiated Supplemental Contribution for Certain Alpha Metal Employees. For the period commencing on July 1, 2016 and ending upon the expiration of the Altoona CBA, an additional employer contribution to the Plan shall be made by Alent (or, if it so elects, by the Company) for each Participant covered by the Altoona CBA equal to $0.88 for each hour worked under the Altoona CBA by such Participant. Without limiting the foregoing in no event shall Hours of Service rendered prior to July 1, 2016 be counted for this purpose.”
9.Effective July 1, 2016, Section 6.4 is amended to insert immediately after the final sentence thereof the following: “Notwithstanding the foregoing, profit sharing contributions made by Alent, Inc. under the Alent 401(k) Plan prior to July 1, 2016 shall remain subject to the five year vesting schedule in effect under the Alent Plan with respect to such contributions, and employer matching contributions made under such plan prior to July 1, 2016 that qualified as safe harbor matching contributions shall be non-forfeitable at all times.”
10.Effective July 1, 2016, Section 6.17 is amended to insert immediately after the final sentence thereof the following: “Notwithstanding the foregoing, each Participant who was a participant in the Alent 401(k) Plan and who, as of July 1, 2016 had an account balance under the Plan consisting of discretionary employer matching contributions (e.g., not safe harbor matching contributions) made by Alent, Inc. may at any time, but only one time, elect during the period commencing on July 1, 2016 and ending June 30, 2021 to receive an in-service distribution of such account balance.”

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on its behalf by its duly authorized officers as of this 21st day of April, 2016.

Platform Specialty Products Corporation

By: /s/ John L. Cordani
Secretary